                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ALZA Corporation for the registration of Convertible Subordinated Debentures due 2006 (the "Debentures") and such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debentures and to the incorporation by reference therein of our reports dated February 16, 1996, with respect to the consolidated financial statements of ALZA Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
April 8, 1996